CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series N	$3,013,500	$349.26

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $20,487.15 remaining of the registration fees previously paid with respect to unsold securities registered on Post-Effective Amendment No. 1 to Registration Statement File No. 333-157386, filed on February 11, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., and Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., and previously carried forward with respect to unsold securities registered on Registration Statement File No. 333-192302, filed on November 13, 2013 by Citigroup Inc., is being carried forward, of which $349.26 is offset against the registration fee due for this offering and of which $20,137.89 remains available for future registration fee offset. The most recent filing utilizing a portion of the registration fees previously paid with respect to unsold securities registered on these registration statements was filed on December 20, 2016. No additional registration fee has been paid with respect to this offering. The effectiveness of each of the registration statements referred to in this footnote (2) has expired. Please refer to footnote (1) to the “Calculation of Registration Fee” table in Post-Effective Amendment No. 1 to Registration Statement File No. 333-214120, filed on November 21, 2016 by Citigroup Inc.

Pricing Supplement No. 2016—USNCH0282 to Product Supplement No. EA-02-05 dated October 14, 2016,

Underlying Supplement No. 5 dated October 14, 2016, Prospectus Supplement and Prospectus each dated October 14, 2016

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-214120 and 333-214120-03

Dated December 16, 2016

Citigroup Global Markets Holdings Inc. $3,013,500 Trigger Absolute Return Step Securities

Linked to an Unequally Weighted Basket of Two Indices Due December 21, 2021

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Absolute Return Step Securities (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of an unequally weighted basket (the “basket”) consisting of two indices, the EURO STOXX 50® Index (40.00% weighting) and the MSCI EAFE® Index (60.00% weighting) (each, a “basket index”). If the final basket level is greater than or equal to the step barrier (which is equal to the initial basket level), the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the greater of (i) the basket return and (ii) the step return of 39.00%. If the final basket level is less than the step barrier but greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the absolute value of the basket return (the “contingent absolute return”). However, if the final basket level is less than the downside threshold, you will be fully exposed to the negative basket return and the issuer will pay you less than the stated principal amount at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the level of the basket. Investing in the securities involves significant risks. You will not receive coupon payments during the 5-year term of the securities. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the basket indices. The contingent absolute return, any contingent repayment of the stated principal amount and the step return apply only if you hold the securities to maturity. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates

❑ Participation in Positive Basket Returns with Step Return Feature— If the final basket level is greater than or equal to the step barrier (which is equal to the initial basket level), the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the greater of (i) the basket return and (ii) the step return. If the final basket level is less than the downside threshold, investors will be exposed to the decline in the basket at maturity.

❑ Downside Exposure with Contingent Absolute Return at Maturity— If the final basket level is less than the step barrier but greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity and pay the contingent absolute return. However, if the final basket level is less than the downside threshold, the issuer will pay less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the level of the basket. The contingent absolute return and any contingent repayment of the stated principal amount apply only if you hold the securities to maturity. You might lose some or all of your initial investment. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

	Trade date Settlement date Final valuation date[1] Maturity date	December 16, 2016 December 21, 2016 December 16, 2021 December 21, 2021
[1] See page PS-3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Absolute Return Step Securities Linked to an unequally weighted basket of two indices. The basket indices are listed below and described in more detail beginning on page PS-10 of this pricing supplement. Any return at maturity will be determined by the performance of the basket. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below.

Basket Indices	Weighting	Initial Index Level	Initial basket level	Step Barrier	Step Return	Downside Threshold	CUSIP/ ISIN
EURO STOXX 50® Index	40.00%	3,259.24	100.00	100.00, 100.00% of the initial basket level	39.00%	75.00, 75.00% of the initial basket level	17325E143 / US17325E1432
MSCI EAFE® Index	60.00%	1,668.60

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.35	$9.65
Total	$3,013,500.00	$105,472.50	$2,908,027.50
(1)	On the date of this pricing supplement, the estimated value of the securities is $9.561 per security, which is less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2)	The underwriting discount is $0.35 per security. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.65 per security. UBS Financial Services Inc. (“UBS”), acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities for $9.65 per security. UBS will receive an underwriting discount of $0.35 per security for each security it sells. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for October 14, 2016 and October 14, 2016 on the SEC website):

♦	Product Supplement No. EA-02-05 dated October 14, 2016: https://www.sec.gov/Archives/edgar/data/200245/000095010316017113/dp69492_424b2-par.htm

♦	Underlying Supplement No. 5 dated October 14, 2016: https://www.sec.gov/Archives/edgar/data/200245/000095010316017120/dp69493_424b2-us5.htm

♦	Prospectus Supplement and Prospectus each dated October 14, 2016:

https://www.sec.gov/Archives/edgar/data/200245/000119312516738765/d271357d424b2.htm

If the final valuation date is postponed because it is not a scheduled trading day for any basket index or a market disruption event occurs with respect to any basket index, the final basket level will be calculated based on (i) for any unaffected basket index, its closing level on the originally scheduled final valuation date and (ii) for any affected basket index, its closing level on the final valuation date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled final valuation date on which a market disruption event does not occur with respect to that basket index). See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Trigger Absolute Return Step Securities Linked to an Unequally Weighted Basket of Two Indices that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement, “The Basket indices” beginning on page PS-10 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions—The EURO STOXX 50® Index” beginning on page 23 of the accompanying underlying supplement and “Equity Index Descriptions—The MSCI Indices” beginning on page 52 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the basket or in the stocks included in the basket indices.

♦  You believe that the level of the basket is likely to close at or above the step barrier on the final valuation date.

♦  You understand and accept that your potential positive return from the contingent absolute return feature is limited by the downside threshold.

♦  You are willing to invest in the securities based on the step return indicated on the cover page hereof.

♦  You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦  You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the basket indices for the term of the securities.

♦  You understand and accept the risks associated with the basket indices.

♦  You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦  You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦  You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦  You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦  You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the basket or in the stocks included in the basket indices.

♦  You believe that the level of the basket is unlikely to close at or above the step barrier on the final valuation date.

♦  You believe that the level of the basket will decline during the term of the securities and the final basket level is likely to close below the downside threshold on the final valuation date.

♦  You are not willing to invest in the securities based on the step return indicated on the cover page hereof.

♦  You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦  You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the basket indices for the term of the securities.

♦  You do not understand or accept the risks associated with the basket indices.

♦  You are unwilling or unable to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 5 years
Trade date	December 16, 2016
Settlement date	December 21, 2016
Final valuation date[1]	December 16, 2021
Maturity date	December 21, 2021
Basket	The securities are linked to an unequally weighted basket consisting of the following indices:
	Ticker	Basket index	Weighting of each basket index	Initial index level
	SX5E	EURO STOXX 50® Index	40.00%	3,259.24
	MXEA	MSCI EAFE® Index	60.00%	1,668.60
Step barrier	100.00, 100.00% of the initial basket level
Downside threshold	75.00, 75.00% of the initial basket level
Step return	39.00%
Contingent absolute return	The absolute value of the basket return. For example, if the basket return is -5.00%, the contingent absolute return is 5.00%.
Payment at maturity (per $10.00 stated principal amount of securities)

If the final basket level is greater than or equal to the step barrier, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the greater of (i) the basket return and (ii) the step return, calculated as follows:

$10.00 × (1+ the greater of (i) the basket return and (ii) the step return)

If the final basket level is less than the step barrier but greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity per $10.00 stated principal amount of securities equal to:

$10.00 + ($10.00 × contingent absolute return)

If the final basket level is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the basket, calculated as follows:

$10.00 × (1 + basket return)

In this scenario, the contingent absolute return will not apply, you will be exposed to the full negative basket return and you will lose a substantial portion or all of the stated principal amount in an amount proportionate to the percentage decline in the basket.

Basket return	final basket level – initial basket level initial basket level
Initial basket level	100.00
Final basket level	100.00 × (1 + the sum of the weighted basket index returns)
Weighted basket index return	For each basket index, its weighting multiplied by its basket index return
Basket index return	For each basket index: final index level – initial index level initial index level
Initial index level	For each basket index, the closing level of that basket index on the trade date
Final index level	For each basket index, the closing level of that basket index on the final valuation date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade date:	The initial index level for each basket index is observed and the step return is set.

Maturity date:

The final basket level is determined on the final valuation date and the basket return is calculated.

If the final basket level is greater than or equal to the step barrier, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the greater of (i) the basket return and (ii) the step return, calculated as follows:

$10.00 × (1 + the greater of (i) the basket return and (ii) the step return)

If the final basket level is less than the step barrier but greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity per $10.00 stated principal amount of securities equal to:

$10.00 + ($10.00 × contingent absolute return)

If the final basket level is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the basket, calculated as follows:

$10.00 × (1 + basket return)

In this scenario, the contingent absolute return will not apply, you will be exposed to the full negative basket return and you will lose a substantial portion or all of the stated principal amount in an amount proportionate to the percentage decline in the basket.

[1]	Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. If the final basket level is less than the downside threshold, you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket level is less than the initial basket level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	The absolute return feature is contingent, and you will have full downside exposure to the basket if the final basket level is less than the downside threshold — If the final basket level is below the downside threshold, the contingent absolute return feature of the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket level is less than the initial basket level. The securities will have full downside exposure to the decline of the basket if the final basket level is below the downside threshold. As a result, you may lose your entire investment in the securities. Further, the contingent absolute return applies only if you hold the securities to maturity. If you are able to sell the securities prior to maturity you may have to sell them for a loss even if the basket has not declined below the downside threshold.

♦	Your ability to receive the step return may terminate on the final valuation date — If the final basket level is less than the step barrier, you will not be entitled to receive the step return on the securities.

♦	The potential for a positive return if the basket depreciates is limited — Any positive return on the securities if the basket depreciates will be limited by the downside threshold because, if the final basket level is less than the step barrier on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you the stated principal amount plus the contingent absolute return at maturity only if the final basket level is greater than or equal to the downside threshold. You will not receive a contingent absolute return and will lose a substantial portion or all of your investment if the final basket level is less than the downside threshold.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	Investing in the securities is not equivalent to investing in the basket indices or the stocks that constitute the basket indices — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the basket indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. You should understand that the basket indices are not total return indexes, which means that they do not reflect dividends paid on the stocks included in the basket indices. Therefore, the return on your securities will not reflect any reinvestment of dividends.

♦	Your payment at maturity depends on the closing levels of the basket indices on a single day — Because your payment at maturity depends on the closing levels of the basket indices solely on the final valuation date, you are subject to the risk that the closing levels of the basket indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the basket indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket indices throughout the term of the securities, you might have achieved better returns.

♦	The probability that the final basket level will fall below the downside threshold on the final valuation date will depend in part on the volatility of the basket indices — “Volatility” refers to the frequency and magnitude of changes in the levels of the basket indices. In general, the greater the volatility of the basket indices, the greater the probability that the basket will experience a large decline over the term of the securities and fall below the downside threshold on the final valuation date. The basket indices have historically experienced significant volatility. As a result, there is a significant risk that the final basket level will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the basket indices as of the trade date. If expectations about the volatility of the basket indices change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the basket indices proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and

Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket indices, the correlation between the basket indices, dividend yields on the stocks that constitute the basket indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the levels and volatility of the basket indices, the correlation between the basket indices, dividend yields on the stocks that constitute the basket indices, changes in the exchange rate between the U.S. dollar and the currencies in which the stocks included in the MSCI EAFE Index trade, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the EURO STOXX 50 Index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the step return and the downside threshold, only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	The basket indices may offset each other. The performance of one basket index may not correlate with the performance of the other basket index. If one of the basket indices appreciates, the other basket index may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket indices may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the level of the other basket index. Alternatively, the basket indices may prove to be correlated in a downturn scenario, in which case both basket indices will contribute to an overall decline in the level of the basket.

♦	Fluctuations in exchange rates will affect the level of the MSCI EAFE Index — Because the stocks that constitute the MSCI EAFE Index are traded in foreign currencies and the level of the MSCI EAFE Index is based on the U.S. dollar value of the stocks that constitute the MSCI EAFE Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those foreign currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. If the U.S. dollar strengthens against the currencies in which those stocks trade, the level of the MSCI EAFE Index will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced. Of particular importance to potential currency exchange risk are: governmental interventions; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

♦	The performance of the EURO STOXX 50 Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar— The EURO STOXX 50 Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50 Index reflects the performance of its constituent stocks in euro and will not be adjusted for fluctuations in the exchange rate between the euro and the U.S. dollar. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50 Index as measured for purposes of the securities will be lower than it would be if currency exchange rate fluctuations were taken into account.

♦	The basket indices are subject to risks associated with foreign equity securities — The basket indices each track foreign equity markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	An investment in the securities is not a diversified investment — The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the basket indices differ in important respects, they each track the performance of foreign equity markets, and each may perform poorly if there is a global downturn in foreign equity markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket indices will offset the risk that we and Citigroup Inc. may default on our obligations.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the levels of the basket indices and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the basket indices and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the basket indices to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We have hedged our exposure under the securities through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the basket indices or the stocks included in the basket indices and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the basket indices on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the basket indices and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the basket indices. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events or the discontinuance of a basket index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any levels required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the level of a basket index if the level of the basket index is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor basket index or performing an alternative calculation of the level of a basket index if the basket index is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	Adjustments to a basket index may affect the value of your securities — The publisher of a basket index may add, delete or substitute the stocks that constitute the basket index or make other methodological changes that could affect the level of the basket index. The publisher of a basket index may discontinue or suspend calculation or publication of a basket index at any time without regard to your interests as holders of the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level. The diagram below is based on a hypothetical step return of 37.00% and does not reflect the actual terms of the securities.

Investors in the securities will not receive any dividends on the stocks that constitute the basket indices. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket indices or the stocks that constitute the basket indices” above.

The Basket
The Securities
$13.70 (stated principal amount *plus* hypothetical step return)
$10.00 stated principal amount
1-to-1 Participation
Contingent Absolute Return Zone
Full Downside Exposure
$20.00
$18.00
$16.00
$14.00
$13.70
$12.50
$12.00
$10.00
$8.00
$7.49
$6.00
$4.00
$2.00
$0.00
Payment at Maturity per Security
-100%
-80%
-60%
-40%
-25%
-20%
0%
20%
37%
40%
60%
80%
100%
Basket Return

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the basket from -100.00% to +100.00% and assume a step return of 37.00%. The actual step return is listed on the cover page of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and are not the actual returns applicable to a purchaser of the securities. The actual payment at maturity will be determined based on the final basket level on the final valuation date. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis and do not reflect the actual terms of the securities, which are provided on the cover page of this pricing supplement.

Final basket level	Basket return	Payment at Maturity	Total Return on Securities at Maturity(1)
200.00	100.00%	$20.00	100.00%
190.00	90.00%	$19.00	90.00%
180.00	80.00%	$18.00	80.00%
170.00	70.00%	$17.00	70.00%
160.00	60.00%	$16.00	60.00%
150.00	50.00%	$15.00	50.00%
140.00	40.00%	$14.00	40.00%
137.00	37.00%	$13.70	37.00%
130.00	30.00%	$13.70	37.00%
125.00	25.00%	$13.70	37.00%
120.00	20.00%	$13.70	37.00%
110.00	10.00%	$13.70	37.00%
100.00	0.00%	$13.70	37.00%
90.00	-10.00%	$11.00	10.00%
80.00	-20.00%	$12.00	20.00%
75.00	-25.00%	$12.50	25.00%
74.99	-25.01%	$7.49	-25.01%

60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

1 The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final basket level of 110.00 is greater than the step barrier of 100.00, resulting in a basket return of 10.00%. Because the final basket level is greater than the step barrier and the basket return of 10.00% is less than the step return of 37.00%, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $13.70 per $10.00 stated principal amount of securities (a total return at maturity of 37.00%*), calculated as follows:

$10.00 × (1 + the greater of (i) the basket return and (ii) the step return)

$10.00 × (1 + the greater of (i) 10.00% and (ii) 37.00%)

$10.00 × (1 + 37.00%) = $13.70

Example 2 — The final basket level of 140.00 is greater than the step barrier of 100.00, resulting in a basket return of 40.00%. Because the final basket level is greater than the step barrier and the basket return of 40.00% is greater than the step return of 37.00%, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $14.00 per $10.00 stated principal amount of securities (a total return at maturity of 40.00%*), calculated as follows:

$10.00 × (1 + the greater of (i) the basket return and (ii) the step return)

$10.00 × (1 + the greater of (i) 40.00% and (ii) 37.00%)

$10.00 × (1 + 40.00%) = $14.00

Example 3 — The final basket level of 90.00 is less than the step barrier of 100.00 (resulting in a basket return of -10.00%) but greater than the downside threshold of 75.00. Because the final basket level is less than the step barrier but greater than the downside threshold, the contingent absolute return would apply and Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $11.00 per $10.00 stated principal amount of securities (a total return at maturity of 10.00%*), calculated as follows:

$10.00 + ($10.00 × contingent absolute return)

$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The final basket level of 30.00 is less than the step barrier of 100.00 (resulting in a basket return of -70.00%) and less than the downside threshold of 75.00. Because the final basket level is less than the step barrier and less than the downside threshold, the contingent absolute return would not apply and Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $3.00 per $10.00 stated principal amount of securities (a total return at maturity of -70.00%*), calculated as follows:

$10.00 × (1 + basket return)

$10.00 × (1 + -70.00%) = $3.00

If the final basket level is less than the downside threshold, the contingent absolute return will not apply and you will be fully exposed to the negative basket return, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the basket. Under these circumstances, you will lose a significant portion or all of the stated principal amount at maturity. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

The Basket Indices

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the trade date for these securities. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 2, 2008 to December 16, 2016, assuming that the basket was created on January 2, 2008 with the same basket indices and corresponding weights in the basket and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket indices on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to December 16, 2016. The closing level of the EURO STOXX 50® Index on December 16, 2016 was 3,259.24. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The MSCI EAFE® Index

The MSCI EAFE® Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure large- and mid-cap equity market performance in certain developed markets outside of North America. It is calculated, maintained and published by MSCI Inc. The MSCI EAFE® Index is reported by Bloomberg L.P. under the ticker symbol “MXEA.”

“MSCI EAFE® Index” is a trademark of MSCI Inc. and has been licensed for use by CGMI and certain of its affiliates. For more information, see “Equity Index Descriptions—MSCI Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions— MSCI EAFE® Index” in the accompanying underlying supplement for important disclosures regarding the The MSCI EAFE® Index.

The graph below illustrates the performance of the MSCI EAFE® Index from January 2, 2008 to December 16, 2016. The closing level of the MSCI EAFE® Index on December 16, 2016 was 1,668.60. We obtained the closing levels of the MSCI EAFE® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical levels of the MSCI EAFE® Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the MSCI EAFE® Index. We cannot give you assurance that the performance of the MSCI EAFE® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.35 for each security sold in this offering. UBS, as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities sold in this offering for $9.65 per security. UBS proposes to offer the securities to the public at a price of $10.00 per security. UBS will receive an underwriting discount of $0.35 per security for each security it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the basket indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 11.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated October 14, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on October 14, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.